Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inspired Entertainment, Inc. and Subsidiaries on Form S-8 (File Nos. 333-210295, 333-222238, 333-226909 and 333-231471) and Form S-3 (File No. 333-217215 and 333-253072) of our report dated March 26, 2021, except for the effects of the restatement discussed in Note 1 as to which the date is May 7, 2021, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K/A of Inspired Entertainment, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

May 7, 2021